Consent of Independent Auditors



The Board of Directors
Webster Financial Corporation



We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated January 29, 1997, on our audit of the separate financial statements of DS Bancor, Inc. and Subsidiary as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, included in the form 8-K filed by Webster Financial Corporation on May 20, 1997, and to the reference to our firm under the caption "Experts."

                                                /s/ Friedberg, Smith & Co., P.C.


Bridgeport Connecticut
May 21, 1997


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